SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.        )

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BEARINGPOINT, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1676 INTERNATIONAL DRIVE
MCLEAN, VIRGINIA 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

The Annual Meeting of Stockholders of BearingPoint, Inc. is called to be held on Monday, November 11, 2002, at 9:00 a.m. at the Mayflower Hotel, East Ballroom, 1127 Connecticut Avenue, N.W., Washington, DC 20036, for the following purposes:

(a)	Election of one director to hold office until the Annual Meeting of Stockholders that is to be held in 2005 and until his successor is duly elected and qualifies; and

(b)	Consideration of such other business as may properly come before the meeting.

Holders of Common Stock of the Company as of the close of business on September 30, 2002 will be entitled to notice of, and to vote at, the meeting.

For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy. You may also vote by telephone or over the Internet. For instructions on electronic voting, please see page 1 of this Proxy Statement or the proxy card.

By Order of the Board of Directors

David W. Black
Secretary

October 7, 2002

BearingPoint, Inc.

1676 International Drive
McLean, Virginia 22102

PROXY STATEMENT
(First Mailed to Stockholders on October 7, 2002)

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of BearingPoint, Inc. (the “Company” or “BearingPoint”). BearingPoint, Inc. formerly was KPMG Consulting, Inc. On October 2, 2002, KPMG Consulting, Inc. changed its name to BearingPoint, Inc. as part of a global rebranding initiative. The proxies are to be voted at the Annual Meeting of Stockholders on November 11, 2002 and at any adjournment or adjournments thereof (the “Annual Meeting”). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of the nominee for director who is listed in the Proxy Statement, in accordance with the Board of Directors’ recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting.

In addition to mailing the proxy, registered stockholders may vote their shares over the telephone or the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder. The voting procedures available to registered stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a Voter Control Number (located on your proxy card), to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered stockholders may go to http://www.eproxyvote.com/be to vote on the Internet. They will be required to provide the Voter Control Number contained on their proxy cards. After providing the correct Voter Control Number the voter should follow the instructions provided. Any registered stockholder using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll free) and following the recorded instructions.

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company (“Common Stock”) present in person or represented by proxy at a meeting at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for directors.

On September 30, 2002, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, the Company had outstanding and entitled to vote, after deducting treasury shares, 189,529,119 shares of Common Stock. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the Annual Meeting and any adjournment or adjournments thereof.

The Annual Report of the Company and the Company’s 2002 Form 10-K, including financial statements for the fiscal year ended June 30, 2002, have been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company’s 2002 Form 10-K as filed with the Securities and Exchange Commission by contacting Deborah L. Mandeville, Investor Relations, BearingPoint, Inc., 99 High Street, Boston, Massachusetts 02110-2371. Except as otherwise indicated, information in this Proxy Statement is current as of September 25, 2002.

ELECTION OF DIRECTORS AND RELATED MATTERS

The Board of Directors currently consists of six directors. Under the Company’s Certificate of Incorporation, the Company has a classified board. As a result, one director is up for election at the Annual Meeting of Stockholders to be held on November 11, 2002 and, if elected, his new term of office will expire at the Annual Meeting of Stockholders that is held in 2005 or when his successor is elected and qualifies.

The remaining five directors serve terms which expire at either the Annual Meeting of Stockholders to be held in 2003 or the Annual Meeting of Stockholders to be held in 2004.

In connection with the acquisition by Cisco Systems, Inc. (“Cisco”) on January 31, 2000 of certain stock of the Company, the Company agreed in the related Investor Rights Agreement to use its best efforts to elect one representative of Cisco to the Company’s Board of Directors as long as Cisco’s ownership position exceeds 5% of the Company’s Common Stock. Douglas C. Allred currently serves as a director under this provision.

The nominee has consented to be named in the Proxy Statement and to serve if elected. If the nominee for director is unable to serve for any reason or if a vacancy otherwise exists on the Board of Directors, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

Certain information as to the nominee who is to be considered for election at the Annual Meeting of Stockholders and the other directors follows:

Nominee for Term Expiring in 2005

Wolfgang Kemna, age 44, has been a member of the Company’s Board since April 2001. Mr. Kemna is Executive Vice President of Global Initiatives of SAP AG (“SAP”) and has served in this capacity since September 1, 2002. He is also a member of SAP’s extended executive board. From April 2000 until September 2002, Mr. Kemna served as President and Chief Executive Officer of SAP America, Inc. From July 1998 until April 2000, Mr. Kemna served as Managing Director at SAP’s German subsidiary responsible for sales and marketing efforts. Prior to July 1998, Mr. Kemna served for three years as Managing Director of SAP Southern Africa. Between 1995 and 1998, Mr. Kemna headed SAP’s operations in Africa, the Middle East and the southeast of Europe.

Directors Whose Terms Expire in 2003

Randolph C. Blazer, age 52, has been a member of the Company’s Board since August 1999. Mr. Blazer has served as President and Chief Executive Officer of the Company since April 2000 and has served as Chairman of the Board since February 2001. From 1997 until April 2000, Mr. Blazer served as a member of a two-person executive team (including as Co-Vice Chairman of consulting for KPMG LLP from January 1997 to August 1999 and as Co-Chief Executive Officer and Co-President of the Company from August 1999 until April 2000) that directed all Company services, managing its consulting professionals within various industry lines of business around the world. From 1991 until 1997, Mr. Blazer served as partner-in-charge of KPMG LLP’s public sector consulting practice, where he oversaw all consulting products and service offerings for the line of business serving federal, state and local governments and higher education institutions. Mr. Blazer joined KPMG LLP in 1977 as a consulting professional in the Washington, D.C. office.

Roderick C. McGeary, age 52, has been a member of the Company’s Board since August 1999. Mr. McGeary was the Chief Executive Officer of Brience, Inc., a wireless and broadband company, during fiscal year 2002. He has since retired from Brience, Inc. From August 1999 until April 2000, Mr. McGeary served as Co-Chief Executive Officer and Co-President of the Company. In April 2000, Mr. McGeary resigned as Co-Chief Executive Officer and Co-President of the Company and served as a Managing Director of KPMG Consulting, LLC, a wholly owned subsidiary of the Company, through June 30, 2000. From January 1997 to August 1999, Mr. McGeary served as Co-Vice Chairman of consulting for KPMG LLP, sharing this role with Mr. Blazer. From 1994 through 1996, he headed the West Coast consulting business for KPMG LLP. Prior to 1994, Mr. McGeary served in a number of positions for KPMG LLP as a consulting partner and as an assurance partner. Mr. McGeary currently serves as a director of DigitalThink, Inc., an education company. Mr. McGeary is a Certified Public Accountant and received his Bachelor of Science degree from Lehigh University.

Alice M. Rivlin, age 71, became a member of the Company’s Board on October 1, 2001. Ms. Rivlin is a Senior Fellow at The Brookings Institution, where she is Director of the Greater Washington Research Program. Ms. Rivlin also is the Henry Cohen Professor at the Milano Graduate School, of The New School University. She was Chair of the District of Columbia Financial Management Assistance Authority, from 1998 through 2001. Ms. Rivlin served as Vice Chair of the Federal Reserve Board from 1996 to 1999. She was Director of the White House Office of Management and Budget from 1994 to 1996 and Deputy Director from 1993 to 1994. Ms. Rivlin was the founding Director of the Congressional Budget Office, where she served from 1975 to 1983. She has taught at Harvard and George Mason Universities, served as President of the American Economic Association and received a MacArthur Foundation Prize Fellowship. Ms. Rivlin graduated from Bryn Mawr College and received a PhD from Radcliffe College (Harvard University) in economics. Ms. Rivlin is a director of The Washington Post Company.

Directors Whose Terms Expire in 2004

Douglas C. Allred, age 51, has been a member of the Company’s Board since January 2000. Mr. Allred is Senior Vice President, Cisco Services of Cisco Systems, Inc. and has served in that capacity since 1991. Prior to joining Cisco, Mr. Allred was Vice President of Worldwide Support for Oracle Corporation. Mr. Allred currently serves as a director of Saba Software, Inc., a learning management internet software company. He is active in the education community and serves on the advisory boards of the Rawlins School of eBusiness at Brigham Young University and the College of Engineering and Architecture at Washington State University. Mr. Allred received his bachelor of science degree from Washington State University.

Afshin Mohebbi, age 39, has been a member of the Company’s Board since April 2001. Mr. Mohebbi is President and Chief Operating Officer of Qwest Communications International, Inc. (“Qwest”) and has served in this capacity since April 2001. From July 2000 until April 2001, Mr. Mohebbi served as President, Worldwide Operations of Qwest. From May 1999 until July 2000, Mr. Mohebbi served as President and Chief Operating Officer at Qwest prior to its merger with US WEST, Inc. Prior to joining Qwest, Mr. Mohebbi had an 18-year career in the communications industry. He served as President and managing director of the United Kingdom Markets for British Telecom and was a member of that company’s management board from 1997 to 1999. In 1997, Mr. Mohebbi accepted the position of Vice President-Business Marketing for SBC Communications, Inc. Mr. Mohebbi began his career with Pacific Bell in 1983, where he held a variety of positions, including Vice President-Business Markets.

Please note that no family relationships exist between any of the directors or between any director and any executive officer of the Company.

The Board of Directors has established four permanent committees of the Board—the Executive, Audit, Compensation and Special Transactions Committees—to perform certain designated functions.

The Executive Committee, composed of Messrs. Blazer (Chair), Allred and McGeary, may, with limited exceptions, exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company to the extent permitted by the Delaware General Corporation Law. The Executive Committee held no meetings during fiscal year 2002, but it approved matters by unanimous written consent on two occasions.

The Audit Committee was composed of Messrs. Nussbaum (Chair), Kemna and Mohebbi until October 1, 2001. At that time, Ms. Rivlin became a director and was designated to serve as Chair of the Committee. Mr. Nussbaum then ceased to be a member of the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. In this regard, the Audit Committee serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems; serves, together with the Board, as the ultimate authority to which the independent auditor (the “Independent Auditor”) and the internal auditing department (which is to be established) (“Internal Audit”) are accountable, and has, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor; monitors the independence and performance of the Independent Auditor and Internal Audit, including reviewing their audit efforts; and provides an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board. The Audit Committeee held four meetings during fiscal year 2002.

The Compensation Committee, composed of Messrs. McGeary (Chair), Allred and Mohebbi, oversees the Company’s compensation policies for key executives and the Company’s benefit plans and reviews such other matters as may be delegated to the Compensation Committee by the Board of Directors from time to time. The Compensation Committee held two meetings during fiscal year 2002.

The Special Transactions Committee has one member, Mr. Blazer. The Special Transactions Committee is authorized to consider, evaluate and approve potential transactions resulting in (i) the acquisition of assets, business or stock of third parties for cash, stock of the Company or other consideration, or (ii) the disposition of assets, provided that the consideration for each such acquisition or disposition may not exceed the greater of $50,000,000 or 10% of the Company’s consolidated assets. The Special Transactions Committee took action on two occasions in fiscal year 2002.

The Board of Directors determines the criteria and qualifications for membership on the Board of Directors, fills vacancies on the Board and recommends nominees for election to the Board. In addition to other applicable requirements, for a nomination of a director to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

During fiscal year 2002, the Board of Directors of the Company held six meetings in addition to six meetings held by Board Committees. During their respective terms as directors, each director of the Company attended 75% or more of the aggregate of all Board meetings and meetings of Committees of which he or she was a member.

The following table sets forth the number of shares of Common Stock beneficially owned by each named executive officer (see the Summary Compensation Table below) and each director of the Company, by all directors and executive officers of the Company as a group and by all persons, to the knowledge of the Company, beneficially owning more than 5% of the Company’s Common Stock.

EQUITY SECURITIES BENEFICIALLY OWNED ON SEPTEMBER 25, 2002

	Common Stock
Name of Beneficial Owner or Identity of Group	Number of Shares(1)		Percent of Shares Outstanding(2)
Named Executive Officers
Randolph C. Blazer	763,010	(1)	(3)
Bradley J. Schwartz	470,014	(1)	(3)
Michael J. Donahue	309,710	(1)	(3)
Robert C. Lamb, Jr.	137,321	(1)	(3)
Nathan H. Peck, Jr.	182,579	(1)	(3)

Directors
Douglas C. Allred	-0-	(4)	(3)
Randolph C. Blazer	see above		(3)
Wolfgang Kemna	15,000	(5)	(3)
Roderick C. McGeary	144,476	(5)(6)	(3)
Afshin Mohebbi	15,000	(5)	(3)
Alice M. Rivlin	20,000	(7)	(3)

All executive officers and directors as a group (11 persons)	2,183,631	(8)	(3)

Name and Address of 5% Holders of Common Stock
Cisco Systems, Inc.(9) 170 West Tasman Drive San Jose, California 95134	15,440,033		8.15%
John A. Levin & Company, Inc.(10) One Rockefeller Plaza 25th Floor New York, New York 10020	15,961,067		8.42%
Putnam Investments, LLC(11) One Post Office Square Boston, Massachusetts 02109	16,110,036		8.5%
Wellington Management Company(12) 75 State Street Boston, Massachusetts 02109	14,380,400		7.59%
KPMG Deutsche Treuhand-Gesellschaft AG(13) Taubenstrasse 44-45 Berlin, Germany 10117	21,923,826		11.84%
KPMG Regulus Treuhand-Gesellschaft GmbH(14) Taubenstrasse 44-45 Berlin, Germany 10117	12,522,548		6.61%

(1)
With respect to the named executive officers of the Company, includes 1,226,478 shares of Common Stock subject to stock options granted under the Company’s 2000 Long-Term Incentive Plan that either are presently exercisable or will become exercisable within 60 days of September 25, 2002, including 509,696 shares with respect to Mr. Blazer, 309,775 shares with respect to Mr. Schwartz, 177,320 shares with respect to Mr. Donahue, 112,321 shares with respect to Mr. Lamb and 117,366 shares with respect to

Mr. Peck. Also includes certain shares of Common Stock owned directly or indirectly by spouses of named executive officers, children who share the same residence and certain other family members, as to which shares the named executive officers in some instances disclaim beneficial ownership. Unless otherwise indicated below, and with the exception of shares owned directly or indirectly by spouses, children and certain other family members, each of the beneficial owners indicates that he has sole voting and dispositive powers.

(2)	All percentages are calculated based on the number of shares of Common Stock that were issued and outstanding as of September 25, 2002, less treasury shares, which totals 189,529,119.

(3)	Beneficial ownership does not exceed one percent of the shares of Common Stock outstanding.

(4)	Due to his employer’s policy, Mr. Allred is unable to accept stock option grants from the Company.

(5)
Messrs. Kemna, McGeary and Mohebbi each hold options to purchase 15,000 shares of Common Stock that were awarded to them by virtue of their status as non-employee directors of the Company. The options vested on April 24, 2002.

(6)	Mr. McGeary also holds options to purchase 7,928 shares of Common Stock that were awarded to him by virtue of his status as a non-employee director. The options vested on June 30, 2001.

(7)
Ms. Rivlin holds options to purchase 20,000 shares of Common Stock. The options were awarded to her under the Company’s 2000 Long-Term Incentive Plan when she became a non-employee director of the Company and the Chair of the Audit Committee. The options vested on October 1, 2002.

(8)
Includes 1,397,852 shares of Common Stock subject to stock options granted under the Company’s 2000 Long-Term Incentive Plan that either are presently exercisable or will become exercisable within 60 days of September 25, 2002.

(9)	The nominee holder of the shares beneficially owned by Cisco Systems, Inc. is Coastdock & Co.

(10)
Represents shares beneficially held as of December 31, 2001 by John A. Levin & Co., Inc. (“Levin”) and BKF Capital Group, Inc. Levin has sole dispositive and voting power with respect to 104,243 shares, shared voting power with respect to 13,417,999 shares and shared dispositive power with respect to 15,856,824 shares. BFK Capital Group, Inc. has sole voting and dispositive power with respect to 104,243 shares, shared voting power with respect to 13,417,999 shares and shared dispositive power with respect to 15,856,824 shares.

(11)
Represents shares beneficially held as of December 31, 2001 by Putnam Investments, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investments, LLC has shared dispositive power with respect to 16,110,036 shares and shared voting power with respect to 3,811,804 shares. Putnam Investment Management, LLC has shared dispositive power with respect to 10,566,968 of the shares. The Putnam Advisory Company, LLC has shared voting power with respect to 3,811,804 of the shares and shared dispositive power with respect to 5,543,068 of the shares.

(12)
Represents shares beneficially held as of December 31, 2001 by Wellington Management Company, LLP (“Wellington”). Wellington has shared voting power with respect to 5,924,700 shares, and has shared dispositive power with respect to 14,380,400 shares.

(13)
Represents shares beneficially held as of August 22, 2002 by KPMG Deutsche Treuhand-Gesellschaft AG (“KPMG DTG”). KPMG DTG has sole dispositive power with respect to 9,401,278 shares and sole voting power with respect to 21,923,826 shares. KPMG Regulus Treuhand-Gesellschaft GmbH (“Regulus”) has sole dispositive power with respect to 12,522,548 of these shares.

(14)
Represents shares beneficially held as of August 22, 2002 by Regulus. Regulus has sole dispositive power with respect to 12,522,548 shares. KPMG DTG has sole voting power with respect to these 12,522,548 shares.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is pleased to present its report on executive compensation for fiscal year 2002. At the end of fiscal year 2002, the Committee was composed of three outside directors of the Company, Messrs. McGeary (Chair), Allred and Mohebbi, and its responsibilities include reviewing and approving the compensation of the Company’s executive officers.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company has an overall compensation program and specific compensation plans that are designed to enhance corporate performance and stockholder value by aligning the financial interests of executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company’s financial performance. In pursuit of these objectives, the Company’s compensation program is designed to attract to the Company and retain the best possible executive talent; to motivate these executives to achieve a level of financial performance that will result long-term in positive returns for the Company’s stockholders; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance.

The Committee has primary responsibility for evaluating the Company’s compensation program and specific compensation plans and establishing policies that meet the objectives described above. The Committee determines the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers the performance of the Company in its industry, an individual’s current contribution to the Company’s performance, and an individual’s expected contribution to the Company’s future performance. In reviewing the individual performance of the Company’s executive officers (other than the Chief Executive Officer), the Committee considers the views of the Chief Executive Officer to whom these officers are responsible.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

The principal elements of the Company’s executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option grants and other stock-based awards. The Company also provides retirement, medical and other fringe benefits generally available to Company employees.

Base Salaries

Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual, and comparing such salaries to the competitive marketplace for executive talent, with special emphasis on the Company’s primary competitors in the information technology consulting industry. Salary adjustments, if any, are determined by the Committee, upon recommendation from the Chief Executive Officer, by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

The Company’s executive officers and other key persons are eligible for an annual cash bonus. As indicated above, the cash bonus awards of the executive officers are based upon the Company’s annual financial performance (with special emphasis on revenue growth and operating earnings), the financial or other performance of the industry group for which the individual is responsible and the specific performance of the individual. As a result, cash bonus awards may vary significantly from year to year.

Long-Term Incentive Plan

The purpose of the Company’s 2000 Long-Term Incentive Plan (the “LTIP”) is to provide a meaningful equity interest in the Company to senior Company executives and other key employees in a format that is designed to motivate these executives and key employees and align their financial interests with those of stockholders. With respect to the executive officers, awards are especially intended to motivate the officers to achieve Company performance that will result in positive returns for the Company’s stockholders, which will also produce financial gains for the officers. The awards are also intended to promote retention of the key officers who are especially important to the Company’s success. Stock awards, and especially option awards, are particularly important for providing long-term incentives and rewards.

Stock Options

Stock options are granted by the Committee under the U.S. and International Stock Option Model that was approved by the Committee in February 2000 and modified in August 2000, in both instances with the advice of independent compensation consultants. Stock options are granted with an exercise price equal to the market price of the Common Stock and typically are subject to vesting over a period of years. Stock options thus are designed to align the interests of executives with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

Restricted Stock Awards

The Committee is authorized to grant restricted stock awards upon such terms and conditions as it may approve. The awards may be subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the executive voluntarily leaves the employ of the Company or is discharged.

Other Awards

The Committee also is authorized to grant bonus stock awards (which are vested upon grant), performance share awards and stock appreciation rights.

CHIEF EXECUTIVE OFFICER COMPENSATION

For fiscal year 2002, the compensation of Mr. Blazer was determined by the Committee. Mr. Blazer received a salary of $1,000,000, which was the same salary as in fiscal year 2001. In addition, the Committee determined that based on the Company's financial performance in fiscal year 2002 (especially as measured by revenue growth and operating earnings), no cash bonus would be paid.

In July 2001, the Committee also made long-term incentive awards to Mr. Blazer. These awards are intended to encourage long-term performance and to align the executive’s interests with those of the Company’s stockholders because the value of the awards is realized only over a number of years. Specifically, Mr. Blazer received stock options for 1,000,000 shares, which vest ratably over four years, and 140,000 shares of restricted stock, with the restrictions being released ratably over three years. To realize the full value of the long-term incentive awards, Mr. Blazer thus must continue to contribute to the Company’s performance for four years.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE UNDER FEDERAL TAX LAWS

The Committee has considered the impact of provisions of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company’s Chief Executive Officer and its four other most highly compensated officers. Pursuant to a transition rule in the regulations promulgated under Section 162(m) that applies to companies, such as BearingPoint, that become subject to Section 162(m) by reason of becoming publicly held, the deductibility of the Company’s compensation payments currently is not subject to the limitations of Section 162(m), and the Company expects that this provision will not limit its tax deductions for executive compensation in the near term.

Roderick C. McGeary,
Chair
Douglas C. Allred
Afshin Mohebbi

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual, long-term and other compensation for services in all capacities to the Company for the fiscal years ended June 30, 2000, 2001 and 2002 of those persons who were the Chief Executive Officer and the four other most highly compensated officers of the Company in fiscal year 2002. The amounts reported below under the columns captioned “Salary” and “Bonus” are payable under and in accordance with the Company’s annual compensation plan and are intended to reward the executive for current performance relating to the relevant fiscal year. The amounts reported under the column captioned “Long-Term Compensation” are payable under and in accordance with the Company’s long-term compensation plan and are intended to incentivize the executive’s future performance and to align the executive’s interests with those of the Company’s stockholders, since the long-term awards consist of stock options and restricted stock awards and the executive only realizes the value of the long-term compensation over a number of years. The Company’s annual and long-term compensation plans are described above in the “Compensation Committee Report on Executive Officer Compensation.” No stock appreciation rights (“SARs”) were granted during fiscal year 2002.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
	Fiscal Year		Annual Compensation			Restricted Stock Award ($)(1)(6)		Securities Underlying Options(#)	All Other Compensation
Name and Principal Position			Salary($)	Bonus($)
Randolph C. Blazer	2002		$1,000,000	$0		$1,862,000	(1)	1,000,000	$1,020	(7)
Chairman of the Board, Chief Executive Officer	2001 2000	(8)	1,000,000 2,806,133	150,000 600,000				450,019 69,375	5,100 0	(7)
and President

Bradley J. Schwartz Group Executive Vice	2002 2001		900,000 800,000	0 125,000		931,000	(2)	500,000 319,999	900 5,100	(7) (7)
President, Worldwide	2000	(8)	2,244,730	500,000				49,553	2,400	(7)
Client Service

Michael J. Donahue Group Executive Vice	2002 2001		850,000 800,000	0 100,000		465,500	(3)	200,000 214,999	1,020 5,100	(7) (7)
President and Chief	2000	(8)	2,244,730	150,000				39,643	2,400	(7)
Operating Officer

Robert C. Lamb, Jr.	2002		680,000	0		199,500	(4)	100,000	517	(7)
Executive Vice President and Chief Financial Officer	2001 2000	(9)	793,333 16,346	75,000 500,000	(10)			135,000 39,643	0 273,746	(10)

Nathan H. Peck, Jr.	2002		650,000	50,000		99,750	(5)	160,000	921	(7)
Executive Vice President and Chief Administrative	2001 2000	(8)	720,000 1,907,255	75,000 400,000				155,000 29,732	5,100 2,400	(7) (7)
Officer

(1)
In July 2001, the Compensation Committee made long-term incentive awards to the executive officers. The long-term incentive awards consisted of stock options and restricted stock. Since the purpose of the awards is to incentivize long-term performance and align the executives’ interests with those of the Company’s stockholders, the awards vest over a number of years, and the executive receives the full value of the awards only by continuing to contribute to the Company’s performance. Mr. Blazer received 140,000 restricted shares of the Company’s Common Stock, which had a value of $13.30 per share on July 24,

2001, the date of grant. The restricted shares were granted under the Company’s Long-Term Incentive Plan, and the restrictions lapse as to one-third of the shares on June 30 in each of the years 2002 through 2004. Mr. Blazer thus will receive the full value of the restricted shares over a three-year period, and the value he receives will depend on the Company’s stock price over time. As of June 30, 2002, Mr. Blazer had aggregate restricted shareholdings of 140,000 shares of the Company’s Common Stock having a value of $2,080,400 based on the $14.86 closing price of the Company’s Common Stock on June 28, 2002, the last trading day in fiscal year 2002. As of August 30, 2002, Mr. Blazer’s 140,000 restricted shares had an aggregate value of $1,421,000 based on the $10.15 closing price of the Company’s Common Stock.

The terms of the restricted stock awards to the executive officers also provide that any restricted shares that are still subject to restrictions will be forfeited if the recipient voluntarily or involuntarily terminates employment with the Company, unless the recipient is then entitled to receive payments under the relevant special termination agreement as described below in “Employment Contracts and Termination of Employment and Change of Control Arrangements.” If the Company pays dividends on its Common Stock, the Restricted Shares will be paid dividends.

(2)	In July 2001, Mr. Schwartz received 70,000 restricted shares. The terms of the restricted share award are set forth in note (1) above.

(3)	In July 2001, Mr. Donahue received 35,000 restricted shares. The terms of the restricted share award are set forth in note (1) above.

(4)	In July 2001, Mr. Lamb received 15,000 restricted shares. The terms of the restricted share award are set forth in note (1) above.

(5)	In July 2001, Mr. Peck received 7,500 restricted shares. The terms of the restricted share award are set forth in note (1) above.

(6)
As of June 30, 2002, Mr. Schwartz had aggregate restricted shareholdings of 70,000 shares of the Company’s Common Stock having a value of $1,040,200; Mr. Donahue had 35,000 restricted shares having a value of $520,100; Mr. Lamb had 15,000 restricted shares having a value of $222,900; and Mr. Peck had 7,500 restricted shares having a value of $111,450. These share values are based on the closing price of the Company’s Common Stock on June 28, 2002, the last trading day in fiscal year 2002, of $14.86 per share. As of August 30, 2002, based on the $10.15 closing price of the Company’s Common Stock on that date, the aggregate restricted shareholdings of Messrs. Schwartz, Donahue, Lamb and Peck had a value of $710,500, $355,250, $152,250 and $76,125, respectively.

(7)	Constitutes matching contributions under the Company’s 401(k) Savings Plan.

(8)
Fiscal year 2000 compensation for the twelve-month period ended June 30, 2002 set forth in the table above reflects two components. For the first seven months of fiscal year 2000, Messrs. Blazer, Donahue, Schwartz and Peck held a partnership interest in KPMG LLP, and each of these executive officers was allocated a share of the partnership’s earnings based in part on their contributions to the consulting business of KPMG LLP prior to the separation of the Company from KPMG LLP. Following the separation of the Company, from KPMG LLP as of January 31, 2000, for the last five months of fiscal year 2000, each of these executive officers received compensation as an employee of the Company. As a result, the amount received by these individuals as their respective shares of the profits of KPMG LLP during the first seven months is not comparable to their compensation as employees. The annual compensation of these officers is now comprised of a fixed salary amount as well as a cash bonus on the performance of the individual, the Company as a whole and any segment of the Company for which the individual is responsible.

(9)	Mr. Lamb’s employment with the Company commenced on June 26, 2000. As a result, his reportable compensation for fiscal year 2000 was for five days’ work.

(10)
Mr. Lamb received a sign-on bonus of $500,000 and an adjustment for tax considerations of $273,746 to compensate him for the value of significant benefits and substantial appreciation on unvested stock options that he lost when he left his position at his prior employer to join the Company.

OPTIONS AND STOCK APPRECIATION RIGHTS

No stock appreciation rights were granted during fiscal year 2002 to any of the executive officers named in the Summary Compensation Table. The following table sets forth each grant of stock options during fiscal year 2002 to each of the named executive officers. The options listed in the table have a term of 10 years and vest as described in the notes to the table.

Option Grants in Last Fiscal Year

		Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(2)
Randolph C. Blazer	1,000,000	7.1	$13.30	7/24/11	$8,446,400

Bradley J. Schwartz	500,000	3.5	13.30	7/24/11	4,223,200

Michael J. Donahue	200,000	1.4	13.30	7/24/11	1,689,280

Robert C. Lamb, Jr.	100,000.7		13.30	7/24/11	844,640

Nathan H. Peck, Jr.	100,000.7		13.30	7/24/11	844,640
	60,000	4.3	20.83	3/08/12	793,440

(1)
The options for Messrs. Blazer, Donahue, Schwartz, Lamb and Peck that expire on July 24, 2011 become exercisable to the extent of one-fourth of the grant on July 24 in each of the years 2002-2005. The options for Mr. Peck that expire on March 8, 2012 become exercisable to the extent of one-fourth of the grant on March 8 in each of the years 2003-2006.

(2)
The values for the grants are based on the Black-Scholes option pricing model. With respect to the options that expire on July 24, 2011, an interest rate of 4.76% based on a 5-year Treasury note rate, stock price volatility of 69%, no dividend yield and option exercises occurring after 5.5 years are assumed. Based on these assumptions the model produces a per option share value of $8.4464. With respect to the options that expire on March 8, 2012, an interest rate of 4.74% based on a 5-year Treasury note rate, stock price volatility of 69%, no dividend yield and option exercises occurring after 5.5 years are assumed. Based on these assumptions, the model produces a per option share value of $13.2240.

The following table summarizes information relating to stock option exercises during fiscal year 2002 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-The-Money Options(1) at FY-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Randolph C. Blazer	None	None	147,191	1,372,203	$ 0	$ 0
Bradley J. Schwartz	None	None	104,775	764,777	0	0
Michael J. Donahue	None	None	73,570	381,072	0	0
Robert C. Lamb, Jr.	None	None	53,571	221,072	0	0
Nathan H. Peck, Jr.	None	None	53,615	291,117	0	0

(1)
An “in-the-money” stock option is an option for which the market price, on June 28, 2002, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock when the option was granted). The value shown reflects stock price appreciation since the grant date of the option.

COMPARATIVE STOCK PERFORMANCE

Last year, the Company’s Peer Group (the “Former Peer Group”) consisted of the following publicly traded consulting, technology and systems integration companies: American Management Systems, Inc., Computer Sciences Corporation, Digitas, Inc., Keane, Inc., Perot Systems Corporation, Sapient Corporation, Scient Corporation and Viant Corporation. This year, the Company’s Peer Group (the “New Peer Group”) consists of all the companies in the Former Peer Group plus Accenture Ltd. and Electronic Data Systems Corporation (“EDS”). Accenture Ltd. has been added to the Company’s Peer Group because it is a management and technology consulting company that became a public company in July 2001. EDS has been added because the Company has placed greater emphasis on expanding its managed services offerings, which are a significant part of the business of EDS.

The following graph compares the total stockholder return on the Common Stock of the Company since it commenced public trading on February 8, 2001 with the total return on the NASDAQ Composite Index and both the Former Peer Group and the New Peer Group. The graph assumes that $100 is invested initially and all dividends are reinvested.

Dollar value of $100 Invested on February 8, 2001

	2/8/01	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02
BearingPoint, Inc.	100.0	55.4	65.4	46.0	70.6	86.0	63.3
NASDAQ Composite Index	100.0	71.8	84.4	58.5	76.1	72.0	57.1
New Peer Group	100.0	78.3	89.6	75.9	103.9	94.5	66.7
Former Peer Group	100.0	59.0	71.4	56.3	81.8	81.0	67.3

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Effective November 7, 2001, the Company entered into special termination agreements (the “Agreements”) with each of its executive officers. The purpose of the Agreements is to ensure that these executives are properly protected in the event of a Change of Control of the Company (as defined in the Agreements), thereby enhancing the Company’s ability to hire and retain key personnel. The Board approved the Agreements as being in the best interests of the Company. The term of the Agreements is two years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Agreements become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control.

If, after a Change of Control and during the term of the Agreement, the Company terminates the executive’s employment other than for Cause (as defined in the Agreements) or if the executive terminates his employment for specified reasons (including if his responsibilities have been materially reduced or adversely modified or his compensation has been reduced), the executive is entitled to certain benefits. These benefits generally include the payment of three years’ compensation (based on salary plus bonus as specified in the Agreements), continued coverage under the Company’s welfare benefit plans (e.g., medical, life insurance, and disability insurance) for two years at no cost, and outplacement counseling. In addition, the executive will receive a gross-up payment to cover any federal “excise taxes” resulting from such payments. If, prior to or following a Change of Control, the executive voluntarily terminates his employment, dies or becomes permanently disabled or if the Company terminates his employment for Cause, the executive is entitled to no special payments or benefits.

With respect to all named executive officers, in addition to the provisions in the Agreements referred to above, all stock option grants and restricted stock grants under the Company’s 2000 Long-Term Incentive Plan provide that any non-vested portion of a stock option grant will vest and any remaining restrictions upon restricted stock shares will be released in the event of certain changes of control of the Company. If such an event were to occur with respect to a named executive officer, all stock options not yet exercisable, including those set forth above in the table captioned “Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values,” would vest, and all remaining restrictions on the Restricted Shares referred to in the Summary Compensation Table would lapse. In addition, the loans set forth below in “Indebtedness of Executive Officers,” including any accrued interest, would be forgiven.

The Company also provides severance benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons, for its Managing Directors, including the named executive officers. Severance pay generally is equal to six months’ salary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors and executive officers must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports, and the Company must identify in this Proxy Statement those persons who did not file these reports when due. The Company believes that all of its directors and executive officers complied with their applicable filing requirements for fiscal year 2002.

INDEBTEDNESS OF EXECUTIVE OFFICERS

In fiscal year 2002, Messrs. Blazer, Schwartz, Donahue, Black and Lamb received restricted shares of Common Stock pursuant to the Company’s 2000 Long-Term Incentive Plan. In connection with such stock awards, the recipients incurred immediate taxable income equal to the fair market value of the restricted stock at the time the restricted stock awards were granted to them (the “Compensation Income”), but the shares could not be sold due to the restrictions. To assist the recipients in paying the current tax obligations, the Board approved full-recourse loans to such executive officers in amounts equal to the estimated tax liabilities associated with the Compensation Income. The following table lists those executive officers who received loans in connection with the restricted stock awards and whose maximum indebtedness to the Company at any time from July 1, 2001 through September 25, 2002 exceeded $60,000:

Name of Individual	Relationship with the Company	Maximum Principal Amount of Loans Outstanding from 7/01/01 through 9/25/02(1)	Principal Amount of Loans Outstanding on 9/25/02
Randolph C. Blazer	Chairman, Chief Executive Officer and President	$864,651	$864,651

Bradley J. Schwartz	Group Executive Vice President, Worldwide Client Service	421,042	421,042

Michael J. Donahue	Group ExecutiveVice President and Chief Operating Officer	202,158	202,158

David W. Black	Executive Vice President, General Counsel and Secretary	94,537	94,537

Robert C. Lamb, Jr.	Executive Vice President and Chief Financial Officer	90,041	90,041

(1)	Interest accrues on the principal amount of the outstanding loans and is payable on October 1st of each year. The interest rate on the loans is 4.5% per year.

DIRECTORS’ FEES AND OTHER TRANSACTIONS

Under current Company policy, an annual fee of $40,000 is paid to the directors of the Company who are not employed by the Company on a full-time or other basis. Directors also are paid a fee of $1,000 for attendance at any meeting of the Board or a committee of the Board.

Under the Company’s 2000 Long-Term Incentive Plan, non-employee directors receive stock option grants of 15,000 shares of Common Stock upon their initial election, and the Chair of the Audit Committee receives an additional 5,000-share stock option grant upon his or her initial appointment to this position. Each director also receives an additional 4,000-share stock option grant immediately following each Annual Meeting held after 2001.

The Company has business relationships with the companies with which its directors are associated, and these relationships are described below. These directors are business and technology leaders with in-depth experience in key areas of the Company’s business. Their knowledge and experience contribute significantly to the strength of the Company’s Board of Directors. None of the business relationships described below is at a level of financial significance that is disclosable under the rules of the Securities and Exchange Commission.

Douglas C. Allred is Senior Vice President, Cisco Services of Cisco Systems, Inc., and his interest in the matters described below arises solely from such position. The Company and Cisco are parties to an alliance agreement under which they work together to define and deliver comprehensive Internet-based service offerings for enterprises that fall within the Company’s industry groups and for the market of local exchange carriers, regional bell operating companies, inter-exchange carriers and Internet service providers. As part of the agreement, the Company has agreed to maintain a certain level of competence in Cisco products, including maintaining a certain number of consultants trained in Cisco products.

Wolfgang Kemna is Executive Vice President of Global Initiatives SAP AG, and his interest in the matters described below arises solely from such position. The Company is an international logo partner of SAP. The logo partnership is a non-exclusive agreement that authorizes the Company to offer SAP consulting, implementation, systems integration and support services to potential users. In addition, the Company has worked with SAP in the development and testing of some of its software applications.

Afshin Mohebbi is President and Chief Operating Officer of Qwest Communications International, Inc., and his interest in the matters described below arises solely from such position. The Company has a marketing relationship with Qwest Cyber.Solutions LLC (“QCS”), which is owned by Qwest Communications International, Inc. Under this arrangement, the Company works with QCS to develop sales and marketing plans for the distribution of QCS’s products and services through the Company, and to market QCS’s products and services.

Roderick C. McGeary was the Chief Executive Officer of Brience, Inc. during fiscal year 2002, and his interest in the matter described below arises solely from such position. In addition, Mr. McGeary is the former Co-Chief Executive Officer and Co-President of the Company. In August 2000, the Company made a commitment to invest $1.0 million in common and preferred securities of Brience, LLC. The Company paid $500,000 of this commitment and remained obligated to make an additional investment of $500,000 until Brience, LLC ceased to exist on April 26, 2002. Several of the Company’s executive officers also made personal investments in Brience, LLC.

TRANSACTIONS WITH SIGNIFICANT STOCKHOLDER

The Company engaged in reportable transactions with one stockholder that held more than 5% of the Company’s Common Stock during fiscal year 2002—Cisco Systems, Inc. Pursuant to the alliance agreement described above in “Directors’ Fees and Other Transactions,” during fiscal year 2002, Cisco made payments to the Company of approximately $8.1 million, and the Company made payments to Cisco of approximately $1.2 million.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) consisted of Ms. Rivlin (Chair) and Messrs. Kemna and Mohebbi. Each of the members of the Committee is independent as defined under the National Association of Securities Dealers’ listing standards. The Committee operates under a written charter adopted by the Board of Directors, which was included as Appendix A to the Company’s Proxy Statement dated October 1, 2001.

The primary function of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. The Committee’s primary duties and responsibilities are to: (1) serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems; (2) serve, together with the Board of Directors, as the ultimate authority to which the independent accountants and the independent auditors are accountable; (3) have, together with the Board of Directors, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants; (4) monitor the independence and performance of the independent accountants and internal auditors; and (5) provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors and the Board of Directors.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2002

The members of the Committee have reviewed the audited financial statements of the Company for the fiscal year ended June 30, 2002 and have discussed the audited financial statements with the Company’s management and Grant Thornton LLP, the Company’s independent public accountants. The members of the Committee also have discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The members of the Committee have reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to the independence of Grant Thornton LLP. The members of the Committee have discussed the independence of Grant Thornton LLP with Grant Thornton LLP.

Based on the Committee’s review and discussions noted above, the members of the Committee recommended to the Board of Directors that the Company’s audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission.

Alice M. Rivlin,
Chair
Wolfgang Kemna
Afshin Mohebbi

ACCOUNTING MATTERS

The Board of Directors first appointed Grant Thornton LLP as its auditors in September 1998. The audit services rendered by Grant Thornton LLP for the fiscal year ended June 30, 2002 included examination of the financial statements of the Company, its subsidiaries and affiliates and their employee benefit plans, review of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Form 10-K Annual Report with the Securities and Exchange Commission, assistance in connection with the Company’s acquisition of certain consulting practices, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

Representatives of Grant Thornton LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement and will be available to respond to appropriate questions submitted by stockholders.

Audit Fees

The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 (“fiscal year 2002”) and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2002 were $698,400.

Financial Information Systems Design and Implementation Fees

Grant Thornton LLP did not perform any financial information systems design, implementation or related services for the Company during fiscal year 2002.

All Other Fees

The aggregate fees billed by Grant Thornton LLP for fiscal year 2002 for services other than those described above were $421,500, of which $185,400 were for services relating to the Company’s acquisition of consulting practices, $131,900 were for services relating to employee benefit plan and international statutory audits, and $104,200 related to other services.

The Audit Committee considered whether the provision by Grant Thornton LLP of the services described under “All Other Fees” above is compatible with maintaining Grant Thornton LLP’s independence.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with SEC Rule 14a-8, to participate in the governance of the Company by submitting proposals they believe merit consideration at the Annual Meeting of Stockholders to be held in November 2003. To enable management adequately to analyze and respond to proposals and to prepare appropriate proposals for presentation in the Company’s Proxy Statement for the 2003 Annual Meeting, any stockholder who intends to present a proposal at the Annual Meeting of Stockholders to be held in November 2003 must deliver the proposal, addressed to the attention of the Company’s Secretary at the Company’s principal place of business in McLean, Virginia:

•	Not later than June 9, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•
Not earlier than July 14, 2003 and not later than August 13, 2003, if the proposal is submitted pursuant to the Company’s bylaws, in which case we are not required to include the proposal in our proxy materials.

OTHER MATTERS

Management is not aware of any other matters that will be brought before the Annual Meeting. If any matters properly come before the Annual Meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting, the proxy holders will vote in accordance with their judgment as to the best interests of the Company and its stockholders with respect to such matters.

INCORPORATION BY REFERENCE

To the extent that any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the Compensation Committee Report on Executive Officer Compensation, the Report of the Audit Committee of the Board of Directors and the comparative stock performance graph shall not be deemed to be incorporated by reference into any such filing.

DETACH HERE	ZBEP12

PROXY

BEARINGPOINT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) David W. Black and David R. Schwiesow, or either of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of BearingPoint, Inc. to be held on November 11, 2002 and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEE LISTED ON THE REVERSE SIDE. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED BY ANY MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

BearingPoint, Inc.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

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DETACH HERE	ZBEP11

x	Please mark your votes as in this example

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR-NOMINEE LISTED BELOW.

To elect as a Class II Director:
Nominee: (01) Wolfgang Kemna

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